RESIGNATION

TO: GALA GLOBAL INC.

AND TO: THE BOARD OF DIRECTORS THEREOF

I, George Lefevre, hereby tender my resignation as A Director of GALA GLOBAL, Inc. effective upon acceptance.  I will continue with the Company on a consulting basis.

DATED at this 6th Day of May, 2015.

George Lefevre

/s/ George Lefevre

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